Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-230631), of Zyla Life Sciences, Inc. of our report dated March 26, 2020, with respect to the consolidated financial statements of Zyla Life Sciences, Inc., included in this Annual Report of Zyla Life Sciences, Inc. (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 26, 2020